FOR IMMEDIATE RELEASE

CONTACT:  James River Coal Company
Samuel M. Hopkins II
Vice President and Chief Accounting Officer
(804) 780-3000

JAMES RIVER COAL COMPANY REPORTS THIRD QUARTER 2004
FINANCIAL RESULTS

            Richmond, VA, December 13, 2004 – James River Coal Company (OTC: JRCC), a producer of steam-and industrial-grade coal, today announced operating results for its  third quarter ended September 30, 2004. For a complete discussion of the financial results, please refer to the Form 10-Q for such quarter filed with the Securities and Exchange Commission simultaneously with this release.  Readers should note that the Company’s consolidated financial statements after its emergence from bankruptcy protection are not comparable to the financial statements of the pre-emergence company.

The Company reported coal revenues of $88.0 million in the third quarter, an increase of 13% over the $78.2 million recorded in the third quarter of 2003. This increase is attributable to the average sales price per ton increasing to $39.67 in the third quarter of 2004 from $30.34 in the third quarter of 2003.  Our volume of shipments declined in the third quarter of 2004 relative to the same period in 2003.  We shipped 2.2 million tons of coal during the third quarter of 2004, compared to 2.6 million tons for the same period in 2003.  The reduction in shipments is attributable to the loss of several contract-mining companies earlier in the year (215,000 tons), and lower productivity during the quarter due to adverse geological conditions at several company-operated mines.

The cost of coal sold, excluding depreciation, depletion and amortization, was $73.6 million or $33.16 per ton. This amount compares with $71.3 million, or $27.65 per ton, for the third quarter of 2003.  This increase of $5.51 per ton is primarily attributable to higher sales related costs (royalties and severance tax) of $1.78 per ton, lower operating productivity from company mines ($1.89 per ton), and an increase in variable costs ($1.39 per ton).  The increase in variable costs was primarily due to a per ton increase in roof support materials and mining bits costs as a result of difficult mining conditions and an increase in worldwide steel prices.

Net income for the third quarter of 2004 was $1.4 million, or $.10 per share.  Due to the Company’s bankruptcy proceedings in 2003, the net income figures are not comparable to those of the prior period.

Peter T. Socha, President and Chief Executive Officer of James River Coal, commented: "Several items impacted our results during the third quarter.  As previously disclosed, we lost two contract-mine operators earlier in the year.  We have decided to replace one of these mines with a company-operated mine that is expected to open in December 2004.  We do not believe that the reserve base at the other contract mine justifies the investment required for a company-operated mine.  We also completed planned major moves of equipment and personnel at three of our five mine complexes during the quarter. These moves went very smoothly, but had a significant impact on productivity and expense at these mines.  We also experienced adverse geology at several mines during the quarter.  These adverse conditions required that we incur significant additional expense to reach our main reserve body of coal at each location.  All but one of our mines in these three complexes moved into normal mining conditions during the fourth quarter."

Capital expenditures for the three months ended September 30, 2004 totaled $9.8 million.  This compares with $6.6 million during the comparable period in 2003. The 2004 capital expenditures include approximately $1.8 million for the Mine 15 development project at McCoy Elkhorn.  As discussed in the Company’s Form 10-Q for the third quarter of 2004, the Mine 15 project remains on schedule to begin production during the fourth quarter of 2005.

In addition to Mine 15, the company is currently working on several additional projects for internal growth.  We currently expect a majority of these projects to be producing coal during late 2004 or the first half of 2005.  The total expected production from the near-term projects is approximately 1.5 million tons per year.  This production is expected to replace tonnage lost from the contract mines, tonnage lost from company mines that have been mined out, and provide an incremental increase in coal production.

The Company also disclosed their contract tonnage position for 2005-2007 as of September 30, 2004.  During 2005, the Company has contracts to sell approximately 7.8 million tons at an average sales price of $39.78 per ton.  During 2006, the Company has contracts to sell 4.7 million tons at an average sales price of $40.21 per ton.  During 2007, the Company has contracts to sell 1.6 million tons at an average sales price of $38.37 per ton.

Mr. Socha continued: "Under the circumstances, we are very pleased with the performance of our mines this quarter.  They struggled through some very difficult circumstances and are well positioned for 2005.   We have also opened several new company mines both during the quarter and earlier in the year.  While these mines will have a higher short-term cost and lower initial productivity, we believe that they will provide significant long-term benefits.  Our contract portfolio is flexible to respond to market opportunities, and our labor situation is stable.  We believe that all of these items will be positive for the customers, shareholders, and employees of James River Coal Company."

CONFERENCE CALL WEBCAST AND REPLAY:  The Company will hold a conference call with management to discuss third quarter earnings on Tuesday, December 14, 2004 at 8:30 a.m. ET.  The conference call can be accessed by dialing  (800) 289-0569, or through the James River Coal Company website at http://www.jamesrivercoal.com.  A replay of the conference call will be available on the Company’s website and also by telephone.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  These forward-looking statements are subject to a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following:  a change in the demand for coal by electric utility customers; the loss of one or more of our largest customers; failure to exploit additional coal reserves; failure to diversify our operations; increased capital expenditures; increased compliance costs; lack of availability of financing sources; the effects of regulation and competition, and the risk factors detailed in our registration statement filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference.  Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements.  These statements are based on current expectations and speak only as of the date of such statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Additional information concerning these and other factors can be found in James River Coal Company’s public filings with the Securities and Exchange Commission.

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